Exhibit 5.1

1177 Avenue of the Americas New York, NY 10036 T 212.715.9100 F 212.715.8000

July 19, 2024

P10, Inc.

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to P10, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing by the Registrant of a Registration Statement on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed resale by the selling stockholders named in the Registration Statement of up to 56,553,931 shares of the Registrant’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), consisting of (i) 4,572,455 outstanding shares of Class A Common Stock (the “Issued Shares”), (ii) up to 50,667,351 shares of Class A Common Stock (the “Conversion Shares”) issuable upon conversion of shares of the Company’s Class B common stock, par value $0.001 per share, (iii) up to 442,064 shares of Class A Common Stock issuable upon vesting and settlement of restricted stock units (the “RSU Shares”), (iv) up to 21,875 outstanding restricted shares of Class A Common Stock that remain subject to vesting (the “Issued Restricted Shares”) and (v) up to 850,186 shares of Class A Common Stock issuable upon exercise of stock options (the “Option Shares”, and together with the Conversion Shares and the RSU Shares, the “Issuable Shares”, and the Issuable Shares, together with the Issued Shares and Issued Restricted Shares, the “Shares”).

We have reviewed copies of (i) the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act, (ii) the Registrant’s certificate of incorporation and bylaws, each as currently in effect on the date hereof, and (iii) resolutions of the Board of Directors of the Registrant authorizing the issuance of the Shares and the filing of the Registration Statement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

KRAMER LEVIN NAFTALIS & FRANKEL LLP	NEW YORK | SILICON VALLEY | PARIS

P10, Inc. July 19, 2024

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Issued Shares and the Issued Restricted Shares have been legally issued and are fully paid and non-assessable; and (ii) the Issuable Shares will, when issued upon conversion, vesting or exercise, as applicable, and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP

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